Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact: Tom Ryan/Raphael Gross 866-947-4663	Media Contact: Marcus Gamo/Aimee Grove 415-277-4925 ziprealty@allisonpr.com

ZipRealty Announces First Quarter 2009 Results

Closed transactions were 4,171 in the first quarter, an increase of 33.6% from the year-earlier period

Revenue grew to $21.7 million in the first quarter, a 5.3% increase from the year-earlier period

Quarter-end cash, cash equivalents and short-term investments totaled $45.0 million

EMERYVILLE, Calif. – May 5, 2009 - ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its first quarter ended March 31, 2009. For the first quarter, net revenues were $21.7 million, a 5.3% increase from the $20.6 million reported in the first quarter last year. The Company’s net loss for the period was $7.5 million, or $0.38 per share, compared to a net loss of $7.3 million, or $0.31 per share, in the year-ago period. The pro forma loss per share, excluding the effect of stock-based compensation and one-time items, was $0.33 for the first quarter of 2009, compared to a $0.24 pro forma loss per share for the same period a year ago.

Pat Lashinsky, President and CEO of ZipRealty, commented, “We’ve started 2009 with strong momentum in critical areas, highlighted by outstanding website traffic and lead volume growth, and a 33.6% increase in first quarter transaction volume from a year ago. We’ve also expanded our talented agent force. Economic conditions and the housing market correction continue to pressure average home sales prices, and our first quarter revenue growth and margins were impacted by a 20.6% decline in average net revenue per transaction from the first quarter of last year. However, we are encouraged by the share gains we have achieved in many of our markets and believe we are seeing preliminary signs that the downturn in some markets is finally running its course. While we continue to expect that 2009 will present a challenging operating environment for the residential real estate industry, we are investing in technology and our agent force to further build ZipRealty’s unique position in the marketplace and to fuel the Company’s long term growth.”

The Company announced the following operating metrics for the first quarter of 2009:

•	The total value of real estate transactions closed increased to approximately $909 million in the first quarter of 2009 versus $884 million in the same period in 2008.

•	The total number of transactions closed was 4,171, compared to 3,121 in the first quarter last year.

•	Average net transaction revenue per close decreased approximately 20.6% to $5,119 from $6,447 in the first quarter of 2008.

•	At March 31, 2009, ZipRealty employed 2,989 ZipAgents, up from 2,285 agents at the end of the first quarter of 2008 and 2,816 agents at December 31, 2008.

Balance Sheet & Liquidity

As of March 31, 2009, the Company had approximately $45.0 million of cash, cash equivalents and short-term investments, with no long-term debt.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

The Company’s expectations for the business are consistent with the outlook communicated in early March 2009. The Company plans to limit expansion in 2009 to 1 to 2 new markets, including Portland, Oregon which opened at the end of April 2009, while it focuses resources on optimizing the return on investment in all of its markets. Based on this plan and management’s current information, the Company anticipates the following:

•	Revenues for the full-year 2009 are expected to grow in the mid-single to low double digits over 2008 levels.

•	The Company expects the 2009 full-year GAAP net loss to be narrower than the 2008 net loss of $14.7 million excluding legal settlement.

Conference Call Details

A conference call to discuss first quarter financial results will be webcast live on Tuesday, May 5, 2009 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 888-686-9699. A replay of the call will also be available through May 12, 2009 at 888-203-1112 and password 3854978.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm, an operator of a leading website and online services focused on residential real estate. The Company utilizes its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to improve productivity and reduce costs, allowing the Company to pass on significant savings to consumers as permitted by law. Founded in 1999, the Company operates in 36 major markets in 22 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements that economic conditions and the housing market correction continue to reduce average home sales prices, we are seeing preliminary signs that the downturn in some markets is finally running its course, we expect 2009 will present a challenging operating environment for the residential real estate industry, and we are investing in technology and our agent force. Forward-looking statements also include those appearing under the heading “Outlook,” including limiting expansion to 1 or 2 new markets, and anticipating certain ranges of revenue growth and narrowing of GAAP income (loss). The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to our history of losses and expectation of future losses, volatility in the real estate market, macroeconomic challenges, including a loss of consumer confidence and high unemployment, a continuing decline in the residential real estate market, including an increase in sales of distressed properties and a decline in the number and/or sales prices of homes, changes in interest rates, the ability of home buyers to obtain mortgage financings on acceptable terms, the impact of tight credit on the housing market, the impact of federal and/or state efforts designed to bolster the housing and credit markets, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, changes in mortgage-related rules, regulations or practices that could make our rebate less attractive to consumers, legal challenges to the Company’s compensation plans, including expense policies, under federal and state wage and hour laws, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, management transitions, use by Internet service providers and personal computer users of more restrictive email filters, seasonality, geographic concentration, the newness and scalability of the Company’s business model, and other risk factors set forth in the Company’s Form 10-K for its recently completed fiscal year 2008. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended March 31,
	2009	2008
Net transaction revenues	$21,352	$20,121
Referral and other revenues	360	503

Net revenues	21,712	20,624

Operating expenses
Cost of revenues	13,834	12,342
Product development	2,312	2,146
Sales and marketing	9,944	10,028
General and administrative	3,479	3,682
Litigation	—	625

Total operating expenses	29,569	28,823

Loss from operations	(7,857)	(8,199)

Other income (expense), net
Interest income	309	911
Other income (expense), net	—	27

Total other income (expense), net	309	938

Loss before income taxes	(7,548)	(7,261)
Provision for income taxes	—	—

Net loss	$(7,548)	$(7,261)

Net loss per share:
Basic and diluted	$(0.38)	$(0.31)
Weighted average common shares outstanding:
Basic and diluted	20,107	23,450
Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,816	2,180
Number of ZipAgents at end of period	2,989	2,285
Total value of real estate transactions closed during period (in billions)	$0.91	$0.88
Number of transactions closed during period (1)	4,171	3,121
Average net revenue per transaction during period (2)	$5,119	$6,447

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Pro forma net income (loss) and pro forma net income (loss) per share

Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three months ended March 31, 2009 and 2008 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended March 31,
	2009	2008
GAAP net loss as reported	$(7,548)	$(7,261)
Stock-based compensation	993	1,009
One-time item; litigation	—	625

Pro forma net loss	$(6,555)	$(5,627)

Pro forma net loss per share:
Basic and diluted	$(0.33)	$(0.24)
Pro forma weighted average common shares outstanding:
Basic and diluted	20,107	23,450

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$28,700	$18,500
Short-term investments	16,276	30,889
Accounts receivable, net of allowance	1,800	1,625
Prepaid expenses and other current assets	3,323	3,442

Total current assets	50,099	54,456
Restricted cash	130	130
Property and equipment, net	4,266	4,516
Intangible assets, net	81	89
Other assets	673	776

Total assets	$55,249	$59,967

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,340	$2,169
Accrued expenses and other current liabilities	7,515	6,706

Total current liabilities	10,855	8,875
Other long-term liabilities	412	441

Total liabilities	11,267	9,316

Stockholders’ equity:
Common stock: $0.001 par value; 23,827 and 23,709 shares issued and 20,391 and 20,273 shares outstanding, respectively	24	24
Additional paid-in capital	149,441	148,502
Common stock warrants	4	4
Accumulated other comprehensive loss	(306)	(246)
Accumulated deficit	(88,031)	(80,483)
Treasury stock at cost: 3,436 and 3,436 shares, respectively	(17,150)	(17,150)

Total stockholders’ equity	43,982	50,651

Total liabilities and stockholders’ equity	$55,249	$59,967

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net loss	$(7,548)	$(7,261)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	638	708
Stock-based compensation expense	993	1,009
Provision for doubtful accounts	10	(3)
Amortization of short-term investment premium (discount)	(21)	(85)
Amortization of intangible assets	8	8
Loss on disposal of property and equipment	—	5
Changes in operating assets and liabilities
Accounts receivable	(185)	(780)
Prepaid expenses and other current assets	119	304
Other assets	103	(20)
Accounts payable	1,171	613
Accrued expenses and other current liabilities	737	(2,633)
Other long-term liabilities	(29)	(17)

Net cash used in operating activities	(4,004)	(8,152)

Cash flows from investing activities
Purchases of short-term investments	—	(48)
Proceeds from sale and maturity of short-term investments	14,574	17,558
Purchases of property and equipment	(370)	(254)

Net cash provided by investing activities	14,204	17,256

Cash flows from financing activities
Proceeds from stock option exercises	—	2

Net cash provided by financing activities	—	2

Net increase in cash and cash equivalents	10,200	9,106

Cash and cash equivalents at beginning of period	18,500	7,818

Cash and cash equivalents at end of period	$28,700	$16,924